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[LETTERHEAD OF ICF KAISER APPEARS HERE]

                                                                 Exhibit No. 5


                                June 8, 1994


ICF Kaiser International, Inc.
9300 Lee Highway
Fairfax, VA 22031

     Re:  ICF Kaiser International, Inc. Non-employee Directors Stock Option
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          Plan
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Gentlemen:

     Referring to the Registration Statement on Form S-8 which ICF Kaiser International, Inc. (the "Company") has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering pursuant to the ICF Kaiser International, Inc. Non-employee Directors Stock Option Plan (the "Plan") of up to 90,000 additional shares of the Company's Common Stock, which shares are scheduled to be offered by the Company to the Company's non-employee directors, I am of the opinion that:

     1. The shares of Common Stock which are to be sold and delivered by the Company pursuant to the Plan have been duly and validly authorized by the Company.

     2. The shares of Common Stock which are to be sold and delivered by the Company pursuant to the Plan as contemplated, when issued and delivered, will be legally issued, fully paid, and nonassessable.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit No. 5 to the Registration Statement referred to above and to the use of my name under the heading "Interests of Named Experts and Counsel."

                                       Very truly yours,



                                         /s/ Paul Weeks, II
                                       ----------------------
                                       Paul Weeks, II
                                       Senior Vice President,
                                        General Counsel and Secretary